Exhibit 10.1
FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT
BY AND BETWEEN
HUMAN GENOME SCIENCES, INC. AND H. THOMAS WATKINS
     WHEREAS, HUMAN GENOME SCIENCES, INC. (the “Company”) and H. THOMAS WATKINS (“Executive”) have entered into an employment agreement, dated as of November 21, 2004 (the “Employment Agreement”);
     WHEREAS, the Company and Executive now desire to amend the Employment Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other guidance promulgated thereunder;
     WHEREAS, Section 14 of the Employment Agreement provides that all amendments must be in writing signed by both parties;
     NOW, THEREFORE, the Employment Agreement is hereby amended as follows:
     1. Section 4(b) is hereby amended by adding to the end thereof the following sentence:
The bonus award shall be paid on or before March 15 of the year after the year in which the bonus award was earned.
     2. Section 4(c)(iv) is hereby amended by modifying the first sentence thereof as follows:
All options granted to Executive to purchase common stock of the Company and all other equity based awards granted under any plan, program or arrangement maintained by the Company, shall become fully vested and exercisable as of the Effective Date of a Change of Control (as such terms are defined in the Company’s Second Amended and Restated Key Executive Severance Plan in the form attached hereto as Exhibit B (the “Severance Plan”), which is incorporated herein by reference), to the extent such options and equity based awards are then outstanding.
     3. Effective as of November 21, 2007, Section 4(h)(ii) is hereby amended in its entirety as follows:
     (ii) The Company will also reimburse Executive for weekly roundtrip coach class commercial air travel to Chicago, Illinois and related expenses through November 21, 2008, or until the earlier relocation of his family to the Maryland/Virginia/Washington D.C. area; such reimbursement of related expenses shall be in accordance with the Company’s policies then in existence.

     4. Sections 5(e)(i) and (ii) are hereby amended in their entirety as follows:
     (i) For purposes of this Agreement, the term “Good Reason” means, without Executive’s written consent: (A) removal from, or failure to be appointed, elected, reappointed, or reelected to the Board or Executive’s principal position; (B) material diminution in Executive’s title, position, duties or responsibilities, or the assignment to Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with Executive’s position under this Agreement; (C) material reduction in Executive’s Base Salary or target bonus opportunity; (D) relocation of Executive’s principal workplace to a location which is more than fifty (50) miles from Rockville, Maryland; or (E) any material failure by the Company to require any successor to assume the terms of this Agreement in the absence of a successor agreement acceptable to Executive. For purposes of clauses (A), (B) or (C) of the preceding sentence, an isolated and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by Executive shall be excluded. Notwithstanding the foregoing, in the event that Executive suffers, without his written consent, a material diminution of title, position, duties or responsibilities as a result of the Company becoming a subsidiary of another corporation or due to a change in the reporting hierarchy incident thereto, then such material diminution shall constitute Good Reason under clause (B) of this Section 5(e)(i), only if Executive delivers a Notice of Termination for Good Reason (as defined below) to the Company within thirty (30) days after the occurrence of the event giving rise to such material diminution, the Company or its successor fails to remedy such material diminution within thirty (30) days after receipt of such notice, and Executive agrees, upon the request of the Company or its successor, to continue his employment for up to a maximum of ninety (90) days after delivering such Notice of Termination for Good Reason.
     (ii) A termination of employment by Executive for Good Reason shall be effected by giving the Company written notice (a “Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies no later than ninety (90) days after the initial occurrence of such specific conduct of the Company. A termination of employment by the Executive for Good Reason shall be effective thirty-one (31) days following the date when the Notice of Termination for Good Reason is given, unless, if applicable, the event constituting Good Reason is remedied by the Company prior to that date. Actions by the Company that constitute Good Reason shall be disregarded in the calculation of termination benefits described in Section 6. Notwithstanding anything provided in this Section 5(e), Good Reason shall not exist unless Executive’s termination of employment occurs no later than two (2) years following the initial occurrence of any of the conditions provided under Section 5(e)(i).

     5. Section 5(f) is hereby amended in its entirety as follows:
(f) DATE OF TERMINATION. The term “Date of Termination” means the earliest of: (i) the date of Executive’s death; (ii) the date on which the Company gives written notice of termination of employment to Executive due to his having become Totally Disabled; (iii) the date on which the termination of Executive’s employment by the Company for Cause or without Cause or by Executive for Good Reason or without Good Reason, is effective; or (iv) the last day before the next subsequent anniversary of the Effective Date after a notice of nonrenewal and termination of employment is given timely by the Company or Executive. Such Date of Termination, in each case, is the date as of which the Company and Executive reasonably anticipate that no further services will be performed by Executive and shall be construed as the date Executive first incurs a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Upon Executive’s termination of employment for any reason, Executive shall immediately resign from the Board and from all other offices and positions he holds with the Company and its subsidiary and affiliate companies.
     6. Sections 6(a) and 6(a)(i) are hereby amended in their entirety as follows:
     (a) TERMINATION BY REASON OF DEATH. In the event that Executive’s employment is terminated by reason of Executive’s death, the Company shall pay the following amounts and provide the following benefits to Executive’s beneficiary(ies) or estate, as applicable, within 90 days following Executive’s death:
     (i) All accrued but unpaid Base Salary; if the Date of Termination occurs before March 15, any earned but unpaid bonuses for the immediately preceding year; all earned or vested incentive compensation or benefits; all accrued but unpaid expenses required to be reimbursed under this Agreement; and all accrued but unused vacation time (collectively referred to as “Accrued Compensation”).
     7. Section 6(b)(ii) is hereby amended in its entirety as follows:
     (ii) A pro rata bonus payment for the year in which Executive’s termination of employment due to Total Disability occurs equal to the amount of Executive’s target bonus for the then current fiscal year multiplied by a fraction, the numerator of which is the number of days during the year that transpired before the Date of Termination and the denominator of which is three hundred sixty five (365). The bonus payment will be paid to Executive within 30 days following the Date of Termination, unless Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee), in which case such bonus payment will be delayed for six months as provided under Section 18(i)(vi) to the extent required under Section 409A of the Code.

     8. Section 6(d)(ii) is hereby amended in its entirety as follows:
     (ii) A pro rata bonus payment the amount of which will be the amount of Executive’s target bonus for the then current fiscal year multiplied by a fraction, the numerator of which is the number of days during the year of his termination that transpired before the Date of Termination, and the denominator of which is three hundred sixty five (365). The bonus payment will be paid to Executive within 30 days following the Date of Termination, unless Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee), in which case such bonus payment will be delayed for six months as provided under Section 18(i)(vi).
     9. Sections 6(f)(ii) and (iii) are hereby amended in their entirety as follows:
     (ii) A pro rata bonus payment for the year in which the Date of Termination occurs equal to the amount of Executive’s target bonus for the then current fiscal year multiplied by a fraction, the numerator of which is the number of days during the year that transpired before the Date of Termination and the denominator of which is three hundred sixty five (365). The bonus payment will be paid to Executive within 30 days following the Date of Termination, unless Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee), in which case such bonus payment will be delayed for six months as provided under Section 18(i)(vi).
     (iii) Provided that the Company is the first party that elected not to renew the Agreement by notifying Executive in writing of its intention not to renew in accordance with Section 2 of this Agreement and Executive was willing and able to renew this Agreement on substantially the same terms and conditions, continuation of Executive’s Base Salary during the twenty-four (24) month period that commences on the Date of Termination. Such payments shall be paid at the same time and in the same manner as Base Salary would have been paid if Executive had remained actively employed by the Company until the end of such twenty-four (24) month period.
     10. Section 18(c) is hereby amended in its entirety as follows:
     (c) TERMINATION OF AGREEMENT. This Agreement shall terminate upon the termination of Executive’s employment, except that terms of this Agreement which must survive the termination of this Agreement in order to be effectuated (including the provisions of Sections 6, 7, 8, 9, 13, 15 and 18(i)) shall survive until, by their terms, such provisions are no longer operative. Upon the termination of the Executive’s employment, Executive consents to the notification by the Company to the Executive’s new employer of Executive’s obligations under this Agreement.

     11. Section 18 is hereby amended by adding to the end thereof the following new subsection (i):
(i) 409A COMPLIANCE.
     (i) This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder.
     (ii) The Company and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A of the Code.
     (iii) The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. The Company shall not be liable to Executive for any payment made under this Agreement, at the direction or with the consent of Executive, which is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.
     (iv) For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
     (v) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
     (vi) If a payment obligation under this Agreement arises on account of Executive’s termination of employment while he is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) shall accrue with interest and shall be made within 15 days after the end of the six-month period beginning on the date of such termination of employment or, if earlier, within 15 days after appointment of the personal representative or executor of Executive’s estate following his death. For purposes of the preceding sentence, interest shall accrue at the prime rate of interest published in the northeast edition of The Wall Street Journal on the date of Executive’s termination of employment.
     12. In all other respects, the Employment Agreement is hereby ratified and confirmed.
     IN WITNESS WHEREOF, the Company and Executive hereby amend the Employment Agreement, effective as of the first day of January, 2008, except as otherwise provided herein.

H. THOMAS WATKINS		WITNESS:

/s/ H. Thomas Watkins		James H. Davis, Ph.D.

HUMAN GENOME SCIENCES, INC.		ATTEST:

By:	Susan D. Bateson	Rose Hadidian

Title:	Senior Vice President, Human Resources